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EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS


                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges



                                                  QUARTER ENDED                     SIX MONTHS ENDED
                                                     JUNE 30,                           JUNE 30,
                                            -------------------------         -------------------------
                                              1999             1998             1999             1998
                                            --------         --------         --------         --------
                                                              (dollars in thousands)
Income before income taxes                  $ 69,824         $ 33,931         $140,219         $ 67,083
                                            --------         --------         --------         --------

Fixed charges(1):
   Interest expense                          103,089           66,145          205,349          131,890
   Rental expense                              3,672            2,704            7,405            5,444
                                            --------         --------         --------         --------
                                             106,761           68,849          212,754          137,334
Less interest on deposits                     83,414           51,798          165,390          102,831
                                            --------         --------         --------         --------

   Net fixed charges                          23,347           17,051           47,364           34,503
                                            --------         --------         --------         --------

   Earnings, excluding
       interest on deposits                 $ 93,171         $ 50,982         $187,583         $101,586
                                            ========         ========         ========         ========

   Earnings, including
       interest on deposits                 $176,585         $102,780         $352,973         $204,417
                                            ========         ========         ========         ========

Ratio of earnings to fixed charges:

   Excluding interest on deposits              3.99X            2.99x            3.96X            2.94x

   Including interest on deposits              1.65X            1.49x            1.66X            1.49x



(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.